UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2006

Behringer Harvard Opportunity REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

On December 19, 2006, the Company’s Board of Directors declared a distribution to all stockholders of record as of December 31, 2006 to be paid on or before January 31, 2007.  The declared distribution is in the aggregate amount of $1.4 million, which will be paid pro rata over all shares of common stock outstanding on the record date.

In addition, on December 19, 2006, the Company’s Board of Directors declared distributions payable to the common stockholders of record each business day of the period commencing January 1, 2006 and ending March 31, 2006. The declared distributions will equal a daily amount of $0.0006849 per share of common stock, which is equivalent to an annual distribution rate of two and one-half percent (2.5%) assuming the share was purchased for $10.00. A portion of each distribution is expected to constitute return of capital for tax purposes.  Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th  day of the following month.

Both of the distributions described above will be reinvested in additional shares of common stock of the company under its Distribution Reinvestment Plan to the extent of stockholder participation in such plan.

The Company also intends to distribute to its investors a letter regarding the distributions declared by the Board of Directors. A copy of the letter has been filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Letter to Investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 26, 2006	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development and Legal and Secretary

EXHIBIT INDEX

99.1                                                   Letter to Investors.